UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2026

Corvus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37719	46-4670809
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Gateway Boulevard, Third Floor South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (650) 900-4520

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 per share	CRVS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On January 20, 2026, Corvus Pharmaceuticals, Inc. (the “Company”) issued a press release announcing positive results from cohort 4 of its randomized, blinded, placebo-controlled Phase 1 clinical trial evaluating soquelitinib in patients with moderate to severe atopic dermatitis. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in this Item 7.01 and in the press release attached hereto as Exhibit 99.1 are deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information set forth in this Item 7.01, including Exhibit 99.1 shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference.

 Item 8.01 Other Events.

Based on the encouraging results from cohorts 1-3, cohort 4 was prospectively designed to support and potentially extend the clinical results obtained in the initial cohorts. Cohort 4 patients were randomized 1:1 to receive soquelitinib (200 mg twice daily) or placebo and the treatment period was extended to 56 days from the 28 day treatment period used for cohorts 1-3. The cohort 4 data demonstrated favorable safety and efficacy results consistent with results from cohorts 1-3, including a deepening of responses in cohort 4 over the 8-week treatment period compared to the 4-week treatment period. The results also showed clinical activity in patients who had received prior systemic therapies, including patients resistant to therapies like dupilumab and JAK inhibitors. The Company believes the data to-date also support the novel proposed mechanism of action with ITK inhibition, which is designed to act upstream and regulate multiple T cell functional pathways. The Company believes the immune rebalancing shown thus far by soquelitinib shows its potential in a wide range of inflammatory and immune diseases. Based on these positive results, the Company plans to initiate a Phase 2 trial evaluating soquelitinib in patients with moderate to severe atopic dermatitis that have failed at least one prior topical or systemic therapy in the first quarter of 2026.

As of January 15, 2026, enrollment in cohort 4 was completed and all soquelitinib treated patients (n=12) had completed the 56-day treatment course. Of the 12 enrolled placebo patients, 10 were evaluable at day 56, as 2 patients were non-compliant and missed the day 56 visit; these 2 patients completed additional follow up at later time points. Patients in cohort 4 had similar baseline characteristics compared to patients in cohort 3, with patients in these cohorts having more advanced disease with a higher mean baseline EASI (Eczema Area and Severity Index) score compared to patients in cohorts 1 and 2. The mean baseline EASI in cohort 4 was 25.7 for the patients treated with soquelitinib and 21.9 for patients that received placebo. Across all four cohorts (n=72), 35% of patients had received prior systemic therapies (n=25), including 50% of patients (n=12) in cohort 4. Overall, all four cohorts showed meaningful responses in the soquelitinib treatment groups compared to placebo for clinically significant endpoints of EASI 75 and IGA (Investigator Global Assessment) 0 or 1. At day 56, the mean percent reduction in EASI for patients receiving soquelitinib in cohort 4 (n=12) was 70%, compared to 40% for patients receiving placebo (n=10). The kinetics of response demonstrated continuous improvement from day 28 to day 56 with widening separation of the response curve compared to the placebo. Two placebo patients experienced disease flares requiring therapy during the 56-day treatment period compared to none in the soquelitinib group.

Figure 1 below summarizes the efficacy results for cohorts 1 through 4 evaluating EASI 75, EASI 90 and IGA 0 or 1. Cohort 3 and 4 results appear similar, with cohort 4 exhibiting higher frequency of EASI 75 and 90. EASI 75, EASI 90 and IGA 0/1 for cohort 4 was achieved in 75%, 25% and 33% of patients receiving soquelitinib, respectively, compared to 20%, 0% and 0%, respectively, for the placebo group.

Figure 1: Percent Patients Achieving Endpoints EASI 75, EASI 90 and IGA 0 or 1 at Day 28 (cohorts 1-3) or at Day 56 (cohort 4) of Treatment.

Figure 2 below shows the kinetics of response for cohort 4 patients receiving soquelitinib and placebo. Separation of the curves was seen at the first visit on day 15 and continuously increased out to day 56. At day 56, the difference in the curves is statistically significant, p=0.035. The disease control continued in the 30-day post treatment follow up period.

Figure 2: Percent Reduction in Mean EASI for Cohort 4. Mean percent change in EASI over time is shown. Treatment beginning is designated “Baseline” and days post-baseline are shown. Screening to baseline data is shown and demonstrates relative disease stability. The study blinding remained in effect for the entire 86-day period. Numbers at the top of the graphs indicate numbers of patients evaluated at the various time points. At this time, not all patients have completed the 30-day post treatment follow up.

Figure 3A and 3B below show the response curves for soquelitinib and placebo patients across all patients in cohorts 1-4 and in patients in cohorts 3-4 only, also segmented into sub-groups by those who had or had not received prior systemic therapies. Across all four cohorts, 25 patients (35% of all patients) received prior systemic therapies, with dupilumab being the most common prior systemic therapy (n=11). Other prior systemic therapies included JAK inhibitors, corticosteroids and investigational agents. The response curves are nearly identical for soquelitinib treated patients, regardless of their history of prior systemic therapy. Placebo patients who had prior systemic therapy had a lesser reduction in EASI compared to placebo patients who had not received prior systemic therapy. These Phase 1 results show separation of the curves for patients receiving soquelitinib compared to placebo and demonstrate that soquelitinib was similarly active in both systemic treatment naïve or experienced patients. Also, prior systemic therapy experienced patients appeared to have worse disease. The two placebo patients who achieved EASI 75 had not received prior systemic therapy. None of the seven placebo patients who had received prior systemic therapy achieved EASI 75 or EASI 50; whereas, three of the five soquelitinib treated patients who received prior systemic therapy achieved EASI 75.

Figure 3A, 3B: Percent Reduction in Mean EASI for Cohorts 1-4– Breakout of Patients with or without Prior Systemic Therapy. In Figure 3A, mean percent change in EASI over time is shown for all patients in Cohort 1-4 (left) and for those who received prior therapy (right). In Figure 3B, similar analysis is shown for patients in cohort 3 and 4; these patients received the 200 mg twice daily dose. In all charts, treatment beginning is designated “Baseline” and weeks post-baseline are shown. Placebo patients include cohorts 1-4. Soquelitinib cohorts 3 and 4 are combined (200 mg twice daily doses used in both of these cohorts).

Additional Analysis of Soquelitinib Cohort 3 Data

Figure 4 below shows longer follow up from cohort 3 patients, who also received the 200 mg twice-daily dose. The data show maintenance or improvement in EASI out to 3 months beyond the treatment period and an increase of circulating Treg cells.

Figure 4: Percent Reduction in Mean EASI for Cohort 3 and percent change in Treg cells for cohorts 1-3.

Biomarker Data (see Figure 5 below)

Reduction in serum IL-4 cytokine was observed in cohorts 3 and 4, both during the treatment period and in the post treatment period, including a dose dependent response with cohort 4 patients showing the largest reductions in IL-4 out to day 86. Biomarker data from cohorts 1 through 3 shows a reduction in serum IL-5 cytokine for cohorts 1 through 3 compared to placebo, including a dose dependent response with cohort 3 patients showing the largest reductions in IL-5 compared to placebo. The reduction in serum IL-5 occurred as early as day 8 of therapy. Serum IL-17 and TARC levels also were lower. Circulating Th2 cells were measured (n=6 cohorts 1 and 2) by scRNA seq technology and demonstrated a reduction in these cells with treatment. As noted above, circulating Tregs cells increased in patients in cohort 3 and were associated with a prolonged treatment effect. These results are consistent with soquelitinib’s observed ability to block Th2 and Th17 cells and their secreted cytokines, such as IL-4, IL-5, IL-17 and the effects on T reg cells. This biomarker data suggest that soquelitinib induced an immune system rebalancing involving Th1, Th2, Th17 and Treg cells.

Figure 5: Biomarker Data: Change in serum IL-4, IL-5, IL-17, TARC and reduction in Th2 cells. Percent change from baseline is shown for serum IL-4 (left panel). Percent change in serum IL-5 (middle-left panel) is shown for cohort 1 and 2 combined, cohort 3 and placebo. Each dot represents a patient. Percent change in Th2 cell is shown for six soquelitinib patients from cohort 1 and 2 that had scRNA seq performed on blood (middle-right panel). Change in serum IL-17 and TARC in cohort 4 for soquelitinib (n=5 measured to date) and placebo (N=14) patients (right panel).

Safety Data from Cohort 4

As of January 15, 2026, no new safety signals have been observed. Reported adverse events occurred in 41.7% of soquelitinib patients and 50% of placebo patients; all were Grade 1-2 and did not result in any dose modifications or interruptions. No severe or serious adverse events were reported. No significant lab abnormalities were seen.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated January 20, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVUS PHARMACEUTICALS, INC.

Date: January 20, 2026	By:	/s/ Leiv Lea
Leiv Lea
Chief Financial Officer